Filed pursuant to Rule 433. Registration Statement Nos. 333-184147 and 333-184147-01.

RBS Exchange Traded Notes
                                                           BUILDING TOMORROW[TM]
RBS US Large Cap Alternator ETN[TM] (ALTL)

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ETN Overview:
The RBS US Large Cap Alternator Exchange Traded Notes[TM] (the "RBS ETNs") track the RBS US Large Cap Alternator Index[TM] (USD) (the "Index") which is designed to provide exposure to the US large cap equity market by alternating between three popular indices, the S & P 500([R]) Total Return Index (MC), the S & P
500([R]) Low Volatility Total Return Index (LV) and the S & P 500([R]) Equal
Weight Total Return Index (EW) (each, an "Underlying Index"). Each month, the
Index will track the return of the Underlying Index with the highest relative strength score, which is based on average historical returns.
--------------------------------------------------------------------------------
RBS US Large Cap Alternator Index[TM] Features

Strategy: Each month, the Index will track the return of the Underlying Index with the highest relative strength score at the end of the prior month.

Relative strength score: Simple average of the 1-month, 3-month, 6-month,
9-month and 12-month returns of each of the Underlying Indices.

Rebalanced monthly: Relative strength score is calculated with respect to the last business day of each month. The Index is rebalanced at the close of the first business day of the next month.
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Hypothetical Market Cycle

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The graph above illustrates a hypothetical market cycle and which Underlying
Index the relative strength Index methodology may select in the above stage of the market cycle. The illustrations above do not reflect an actual market cycle and they are not an indication of how a market cycle may develop, how long a stage of the market cycle could last in the future, which Underlying Index will be tracked during any part of a market cycle or whether any Underlying Index will be tracked at all or in any particular order.

S & P 500([R]) Total Return Index
[]   Tracks the 500 largest U.S. stocks weighted by market capitalization.
[]   Expected to outperform the other Underlying Indices during the last stage of a bull market.
[]   May underperform low volatility indices in falling and choppy markets.

S & P 500([R]) Low Volatility Total Return Index
[]   Consists of the 100 stocks from the S & P 500([R]) Index with the lowest historical volatility over the past 12 months. The least volatile stocks have the largest weighting in the index.
[]   Expected to outperform the other Underlying Indices in choppy markets and tracks the historically least volatile stocks of the S & P 500([R]) Index.
[]   May underperform the other Underlying Indices in a rising market.

S & P 500([R]) Equal Weight Total Return Index
[]   All 500 stocks rebalance to the same weight in the index on a quarterly basis.
[]   Expected to outperform the other Underlying Indices at the beginning and middle of bull markets because the equal weighting creates a higher exposure to the smaller companies within the index.
[]   May underperform the other Underlying Indices in falling markets.

RBS ETN Details
---------------- ---------------------------------
Ticker           ALTL
---------------- ---------------------------------
Intraday         ALTL.IV
Indicative Value
Ticker
---------------- ---------------------------------
CUSIP            78009P168
---------------- ---------------------------------
ISIN             US78009P1681
---------------- ---------------------------------
Primary          NYSE Arca
Exchange
---------------- ---------------------------------
Annual Investor  1.00% per annum
Fee
(accrued on a
daily basis)
---------------- ---------------------------------
Inception Date   8/30/2012
---------------- ---------------------------------
Maturity         9/5/2042
---------------- ---------------------------------
Issuer           The Royal Bank of Scotland plc
                 ("RBS plc")
---------------- ---------------------------------
Guarantor        The Royal Bank of Scotland
                 Group plc ("RBSG")
---------------- ---------------------------------
Underlying       S & P 500([R]) Total Return Index
Indices          (SPTR), S & P 500([R]) Equal Weight
                 Total Return Index (SPXEWTR),
                 S & P 500([R]) Low Volatility Total
                 Return Index (SP5LVIT)
---------------- ---------------------------------
Repurchase at    You may offer your RBS ETNs
your option      to RBS plc for repurchase on
                 any business day on or prior to
                 8/27/2042, provided that you
                 offer a minimum of 20,000 RBS
                 ETNs for any single repurchase
                 and follow the procedures
                 described in the pricing
                 supplement.
---------------- ---------------------------------
Early            We may redeem all of the RBS
redemption at    ETNs at our discretion at any
our option       time on or prior to 9/3/2042.
---------------- ---------------------------------
Daily            Upon early repurchase or
Redemption       redemption or at maturity, you
Value            will receive a cash payment
                 equal to the daily redemption
                 value per RBS ETN. The daily
                 redemption value on the relevant
                 valuation date will be published
                 on www.rbs.com/etnus/altl*.
---------------- ---------------------------------
The ETNs         The RBS ETNs are unsecured
                 and senior debt obligations
                 of the Issuer and are fully and
                 unconditionally guaranteed by
                 the Guarantor.
---------------- ---------------------------------
* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

To find out more
Call toll free 855-RBS-ETPS or visit
www.rbs.com/etnUS

Not FDIC Insured. May Lose Value.
                                                                               1

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Illustration of a $100,000 Investment in Each of the Three Underlying Indices
-- 7/31/2011 - 3/31/2013

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Historical Performance (%) -- as of 3/31/2013

                                                             SINCE RBS ETN
                                           1-MONTH  3-MONTH    INCEPTION
                                             (%)      (%)     (8/30/12) (%)
--------------------------------------------------------------------------------
RBS US Large Cap Alternator ETN[TM]          4.28    12.26      16.88
RBS US Large Cap Alternator
Index[TM]                                    4.38    12.52      17.56
S & P 500([R]) Total Return Index            3.75    10.61      13.61
S & P 500([R]) Low Volatility Total Return
Index                                        4.87    13.16      14.28
S & P 500([R]) Equal Weight Total Return
Index                                        4.38    12.52      19.23

The graph to the left does not reflect the performance of the RBS US Large Cap
Alternator Index[TM] or the RBS US Large Cap Alternator ETN[TM]. Index performance returns do not reflect any fees or transaction costs. You can not invest directly in an index.

Source for chart and graph: Bloomberg. All indices in the graph to the left are based to $100,000 as of 7/31/2011.

-------------------------------------------------------------------------------------------------------
Annual Returns from March 2009 to March 2013 (%) -- as of 3/31/2013

                                                         INCEPTION DATE   2009   2010  2011  2012   2013
-------------------------------------------------------------------------------------------------------
S & P 500([R]) Total Return Index (SPTR)                       05/1991    -38.09 49.77 15.65  8.54  13.96
S & P 500([R]) Low Volatility Total Return Index (SP5LVIT)     04/2011      --    --    --   15.44  19.73
S & P 500([R]) Equal Weight Total Return Index (SPXEWTR)       01/2003    -40.42 75.08 20.97  4.89  17.54
Source: Bloomberg.
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
Index Statistics -- as of 3/31/2013
                                               S & P 500([R]) LOW
                                               VOLATILITY             S & P 500([R]) EQUAL
                              S & P 500([R])   TOTAL TOTAL RETURN     WEIGHT TOTAL
                              RETURN INDEX     INDEX                  RETURN INDEX
---------------------------------------------------------------------------------------------------------
 Top 10 Holdings (%)              18.51%             13.23%                2.22%
 Median Market
 Capitalization                  $14.11 bn          $19.29 bn            $14.11 bn
 Average Weighted
 Market Capitalization          $212.25 mil        $468.57 mil           $59.12 mil
 Average Dividend                  2.02               3.01                 1.90
 Yield(1) (%)
 Average Price to Earnings(2)      23.56             20.19                23.56
 Beta(3)                           1.00               0.63                1.098

(1) Dividend Yield means the sum of the gross dividends paid on the stocks comprising the Index (which is a total return index) over the prior 12 months ending 3/31/2013 divided by the closing level of the price return version of the
Index as of 3/31/2013.
(2) A valuation of a company's current share price compared to its earnings per share. Earnings per share is measured on a twelve month trailing basis.
(3) A number describing the volatility of an index in relation to the volatility of the S & P 500([R]) that is calculated using trailing 12 month weekly returns.
Source: Bloomberg

--------------------------------------------------------------------------------
Sector Weightings Comparison(4) -- as of 3/31/2013

                          S & P 500([R]) LOW
                          VOLATILITY              S & P 500([R]) EQUAL
S & P 500([R])     TOTAL  TOTAL RETURN            WEIGHT TOTAL
RETURN INDEX        (%)   INDEX             (%)   RETURN INDEX        (%)
--------------------------------------------------------------------------------
Info Tech          18.02  Utilities        30.91  Cons Disc.         16.39
Financials         15.93  Cons. Staples    24.36  Financials         16.17
Health Care        12.53  Financials       15.18  Info Tech          13.86
Cons. Disc.        11.62  Health Care       8.76  Industrials        11.96
Cons. Staples      10.96  Industrials       8.15  Health Care        10.68
Energy             10.92  Info Tech         3.67  Cons. Staples       8.63
                          Telecom
Industrials        10.11                    2.62  Energy              8.57
                          Services
Utilities           3.51  Materials         2.61  Utilities           6.33
Materials           3.43  Cons. Disc.       1.97  Materials           5.88
Telecom                                           Telecom
                    2.97  Energy            1.77                      1.57
Services                                          Services
Total              100.00 Total            100.00 Total              100.00

(4) Based on standard industry classifications.
Source: S & P Dow Jones Indices

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the S & P 500([R]) Index or any Underlying Index.
Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS
ETNs are not principal protected and do not pay interest. Any payment on the
RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group, as the guarantor, to pay their respective obligations when they become due. The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the RBS ETNs in the secondary market. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free). The RBS US Large Cap Alternator Index[TM] (USD)
("Index") is the property of RBS plc (the "Index Sponsor"), which has contracted with S & P Opco, LLC, a subsidiary of S & P Dow Jones Indices LLC ("S & P Dow
Jones Indices") to maintain and calculate the Index. The S & P 500([R]) Index, S
& P 500 Low Volatility Index([R]) and S & P 500([R]) Equal Weight Index[TM]
(including the total return versions) are the exclusive property of S & P Dow
Jones Indices and have been licensed for use by the Index Sponsor in connection with the Index. S & P Dow Jones Indices, its affiliates and their third party licensors shall have no liability for any errors or omissions in calculating the
Index. S & P([R]) is a registered trademark of Standard & Poor's Financial
Services LLC ("SPFS") and Dow Jones[R] is a registered trademark of Dow Jones
Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed to S &
P Dow Jones Indices. S & P([R]), S & P 500([R]), S & P 500 Low Volatility
Index([R]), S & P 500([R]) Equal Weight Index[TM] and S & P 500[R] EWI[TM] are
trademarks of SPFS and together with the "Calculated by S & P Dow Jones Indices
Custom" and its related stylized mark(s) have been licensed for use by the Index
Sponsor. Copyright [C] 2013 RBS Securities Inc. All rights reserved. RBS
Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.

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www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value. Dated April 17, 2013
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